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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-118232 of Sierra Pacific Power Company on Form S-4 of our report dated March 7, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143), appearing in the Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

Reno, Nevada
August 31, 2004